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                                                                 EXHIBIT 4.4


                         SUPPLEMENT TO RIGHTS AGREEMENT

     THIS SUPPLEMENT TO RIGHTS AGREEMENT, dated as of July 30, 1992 (the "Supplement"), is entered into between BRE PROPERTIES, INC., a Delaware corporation (the "Company") and CHEMICAL TRUST COMPANY OF CALIFORNIA ("Chemical").

                                   BACKGROUND

     1. Pursuant to the Rights Agreement dated as of August 14, 1989 (the "Agreement"), between the Company and Bank of America, N.T. & S.A. ("BofA"), the Board of Directors of the Company declared a dividend distribution of one common share purchase right (a "Right") for each share of the Company's Class A common stock ("Common Stock") outstanding at the close of business on September 7, 1989.

     2. BofA has provided the Company with notice of its resignation as Rights Agent under the Agreement, effective July 31, 1992. The Company has now agreed to appoint Chemical as the successor to BofA under the Agreement.

     NOW, THEREFORE, IT IS AGREED:

     1. APPOINTMENT OF SUCCESSOR RIGHTS AGENT. Pursuant to Section 21 of the Agreement, effective August 1, 1992 (the "Effective Date"), the Company hereby appoints Chemical to act as successor Rights Agent for the Company and the holders of the Rights in accordance with the terms of the Agreement, and Chemical hereby accepts such appointment. From and after the Effective Date, Chemical shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under the Agreement without further act or deed.

     2. NOTICES. On or before the Effective Date, the Company shall file written notice of the appointment of Chemical as successor Rights Agent with BofA and with each transfer agent of the Common Stock. From and after the Effective Date, legends placed on certificates representing shares of Common Stock pursuant to Section 3 of the Agreement shall identify Chemical as the Rights Agent.

     3. EFFECT. The Agreement, as modified by this Supplement, is in all respects ratified.

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     IN WITNESS WHEREOF, the parties hereof have caused this Supplement to
Rights Agreement to be duly executed as of the day and year first above written.

BRE PROPERTIES, INC.
a Delaware corporation

By:  /s/ Ellen G. Breslauer
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Its: Secretary and Treasurer
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CHEMICAL TRUST COMPANY OF CALIFORNIA,
as successor Rights Agent

By:  /s/ Frank Rico
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Its: Assistant Vice President
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